                               LICENSE AGREEMENT



                 This Agreement, dated April 9, 1996, is entered into by and between CORVITA CORPORATION, a corporation organized under the laws of Florida and having its principal place of business at 8210 N.W. 27th Street, Miami, Florida 33122 ("Licensor") and THE POLYMER TECHNOLOGY GROUP, a corporation organized under the laws of California and having its principal place of business at 4561-A Horton, Emeryville, California 94608 ("Licensee").

WHEREAS:

                 Licensor is the owner of certain United States patents, and foreign counterparts and applications for foreign counterparts of such patents, covering a certain polycarbonate urethane material manufactured and sold by Licensor under the registered trademark "Corethane" and Licensor is willing to grant a non-exclusive license in the Licensed Patents to Licensee;

                 Licensee manufactures and sells urethane materials and therefore desires a license under the Licensed Patents, subject to the terms and conditions set forth in this Agreement, to manufacture and sell Licensor's polycarbonate urethane material;

                 Licensor previously has entered into certain supply agreements (the "Supply Agreements") whereby Licensor has agreed to supply its polycarbonate urethane materials to customers (the "Supply Agreement Customers") who use the material in the development, manufacture and sale of medical devices, including implantable medical devices;

                 Licensor previously has supplied its polycarbonate urethane material to a number of other customers (the "Casual Customers") who use the material in the development, manufacture and sale of medical devices, including implantable medical devices; and

                 Licensee is willing to undertake, assume and satisfy Licensor's obligations to supply the polycarbonate urethane material to the Supply Agreement Customers, if so requested by the Supply Agreement Customers and by Licensor, and Licensee also desires to manufacture the polycarbonate urethane material for sale to the Casual Customers.

                 NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                 1.1 Affiliate. The term "Affiliate" shall mean, with respect to any person or entity, any other person or entity that directly or indirectly controls, is under common control with or is controlled by that person or entity. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

                 1.2 Claim. The term "Claim" shall mean a patent claim which has not expired and which has not been disclaimed, canceled or finally held invalid or unenforceable by a court or administrative body of competent jurisdiction from which no further appeal is possible or has been taken within the time period provided under applicable law for such appeal.

                 1.3 Coated Stent. The term "Coated Stent" shall mean a combination of a stent with a biocompatible material whereby some or all of the structural elements of the stent are coated with or bound to the biocompatible material, which is used in any tubular biological structure including, but not limited to, an artery, a vein, the esophagus, bile ducts, or ureters.

                 1.4 Covered Stent. The term "Covered Stent" shall mean a combination of a stent with a biocompatible material whereby some or all of the structural elements of the stent are covered with the biocompatible material, which is used in any tubular biological structure including, but not limited to, an artery, a vein, the esophagus, bile ducts, or ureters. The term "Covered Stent" includes, but is not limited to, Endovascular Grafts.

                 1.5 Effective Date. The "Effective Date" of this Agreement shall be April 12, 1996, provided that this agreement shall be null and void and of no further force and effect, ab initio, if a tender offer for the stock of Licensor is not commenced by April 19, 1996, or if a tender offer has been so commenced, but is terminated, for any reason, prior to the acquisition by the offeror of at least 51 percent (on a fully diluted basis) of the common stock of Licensor.

                 1.6 Endovascular Graft. The term "Endovascular Graft" shall mean a Covered Stent including as a component thereof a Vascular Graft or the blood-contacting component of a Vascular Graft, used in an artery or a vein.

                 1.7 Licensed Device. The term "Licensed Device" shall mean a device other than a Vascular Graft, Patch, Stent, Coated Stent, Covered Stent, or any medical diagnostic ultrasound device containing one or more parts composed of, in whole or in part, a Licensed Material; provided, however, that the term "Licensed Device" shall include any medical diagnostic ultrasound device manufactured by Acuson Corporation.





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

                 1.8 Licensed Know-How. The term "Licensed Know-How" shall mean manufacturing know-how related to the manufacture of any Licensed Material, which manufacturing know-how is known to and practiced commercially by the Licensor on or around the Effective Date of this Agreement, as licensed hereunder for any end-use products other than Vascular Grafts, Patches, Stents, Coated Stents, Covered Stents, or medical ultrasound devices manufactured by any person other than Acuson Corporation.

                 1.9 Licensed Material. The term "Licensed Material" shall mean a polycarbonate urethane material that is covered by, whose method of making or use is covered by, or that is a component of an article of manufacture covered by at least one Claim of a Licensed Patent and that is manufactured, used or sold for any end-use in products other than Vascular Grafts, Patches, Stents, Coated Stents, Covered Stents, or any medical diagnostic ultrasound product; provided, however, that the term "Licensed Material" shall include a polycarbonate urethane material that is covered by, whose method of making or use is covered by, or that is a component of an article of manufacture covered by at least one Claim of a Licensed Patent and that is manufactured, used or sold for end-use in a medical diagnostic ultrasound product of Acuson Corporation.

                 1.10 Licensed Patent. The term "Licensed Patent" shall mean and include any of the patents and patent applications listed on Exhibit A attached hereto, as licensed hereunder for any end-use in products other than Vascular Grafts, Patches, Stents, Coated Stents, Covered Stents, or medical diagnostic ultrasound devices manufactured by any person other than Acuson Corporation; provided, however, that the term shall not include any improvements to any Licensed Patent or to any Licensed Material invented by the Licensor or by any of its Affiliates after the Effective Date.

                 1.11 Licensed Use. The term "Licensed Use" shall mean any use by a User of a Licensed Material for the development, improvement, manufacture, sale, or use of Licensed Devices.

                 1.12 Patch. The term "Patch" shall mean a non-tubular material used for surgical repair, reinforcement or replacement of a damaged, deteriorated, or diseased tubular biological structure including, but not limited to, an artery, a vein, the esophagus, bile ducts, or ureters.

                 1.13 Stent. The term "Stent" shall mean a tubular structure, typically constructed of metal or of a biocompatible or bioresorbable polymer, used to reinforce and hold open, or to define the circumference of, either a vascular graft, an artery, a vein, or any other tubular biological structure including, but not limited to, the esophagus, bile ducts, or ureters.

                 1.14 Supply Agreements. The term "Supply Agreements" shall mean and include any of the agreements listed on Exhibit B attached hereto.





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

                 1.15 Territory. The term "Territory" shall mean a territory consisting of all of the countries of the world.

                 1.16 User. The term "User" shall mean any person or entity that uses Licensed Material in the manufacture, sale and use of Licensed Devices, including without limitation Licensor's Supply Agreement Customers and Casual Customers.

                 1.17 Vascular Graft. The term "Vascular Graft" shall mean a tubular conduit for blood used to repair, replace or bypass a damaged, deteriorated, or diseased artery or vein including, but not limited to, repair, replacement, or bypassing of peripheral or coronary arteries or veins. This term includes AV access vascular grafts, i.e., grafts used to shunt blood from an artery to a vein. Vascular Grafts may be synthetic, biosynthetic or biological.


                                   ARTICLE II
                                     Grant

                 2.1      Worldwide License.

                          (a)     Licensed Material.  The Licensor hereby
grants to Licensee the non-exclusive right and license under the Licensed Patents and the Licensed Know-How to make, use, sell and otherwise dispose of Licensed Material during the term hereof throughout the Territory, subject to all of the terms and conditions of this Agreement. The foregoing grant excludes the right to sublicense, with the following exceptions:

                                  (i)      The Licensee shall have the right to
sublicense any of its rights under the foregoing grant to any one or more of its Affiliates, on such terms and conditions as the Licensee in its sole discretion deems appropriate, to the full extent, and subject to all of the limitations and conditions of the grant to Licensee hereunder. Each such sublicense to a Licensee Affiliate shall be treated as if the applicable Licensee Affiliate separately entered into this Agreement with the Licensor, but any such separate agreement shall not be construed to diminish in any respect Licensee's rights or obligations hereunder.

                                  (ii)     The Licensee, and any Licensee
Affiliate sublicensed in accordance with paragraph 2.1(a)(i) hereof, shall have the right to license, sell or otherwise dispose of Licensed Material to Users for any Licensed Use and to other persons or entities indirectly through the sale, lease or other disposition by Users of Licensed Devices. Such sublicenses for Licensed Use shall not include any right to further sublicense for any purpose whatsoever.

                                  (iii)    In the event that the Licensor
grants to any third party, other than an Affiliate of the Licensor, a successor to any substantial part of the business of the Licensor, or a successor to any substantial part of the business of such an Affiliate, a license under the Licensed Patents and the Licensed Know-How to make and sell (or to make, use, and sell) the Licensed Material on terms and conditions that include rights to sublicense that are greater, broader, or in addition to the sublicense rights granted in paragraphs 2.1(a)(i) and 2.1(a)(ii) hereof, the Licensor will grant to the Licensee sublicense rights that are at least as extensive as those granted to such third party on terms and conditions (x) that are at least as favorable to the Licensee as those applicable to such third party and (y) that shall not include any royalty or other requirement of payment except to the extent that a royalty or other payment is separately stated with respect to the sublicense rights granted to such third party.

                          (b)     Labelling.  The Licensee or its applicable
Licensed Affiliate, at its own expense, shall affix to the packaging of Licensed Material which is sold or otherwise disposed of after the Effective Date by Licensee or by any Licensed Affiliate any such label respecting the Licensed Patents as is reasonably requested by the Licensor.

                          (c)     Licensed Mark.  No right or license is
granted hereunder with respect to the registered trademark "Corethane." Notwithstanding the foregoing, the Licensor hereby agrees that in the event that the Licensor grants to any third party, other than an Affiliate of the Licensor, a successor to any substantial part of the business of the Licensor, or a successor to any substantial part of the business of such an Affiliate, a license to use such registered trademark in connection with marketing and sale of the Licensed Material, the Licensor will grant to the Licensee a license containing rights that are at least as extensive as those granted to such third party on terms and conditions (i) that are at least as favorable to the Licensee as those applicable to such third party and (ii) that shall not include any royalty or other requirement of payment except to the extent that a royalty or other payment is separately stated with respect to the trademark rights granted to such third party.

                 2.2      Improvements.

                          (a)     Licensor's Improvements.  All right, title
and interest in and to any improvements of the Licensed Patents or of the Licensed Material invented by the Licensor or by any of its Affiliates after the Effective Date shall remain the exclusive property of the Licensor and the Licensee shall not be entitled to receive any license or other interest in such improvements.

                          (b)     Licensee's Improvements.  All right, title
and interest in and to any improvements of the Licensed Material invented by the Licensee or by any of its Affiliates after the Effective Date shall remain the exclusive property of the Licensee and the Licensor shall not be entitled to receive any license or other interest in such improvements.

                 2.3 Efforts. Licensee's only obligation under this Agreement with respect to the promotion and marketing of Licensed Material is to use such reasonable efforts as Licensee in the exercise of its sole discretion deems appropriate.

                                  ARTICLE III
                                    Payment

                 3.1 Initial Payment. No initial or other payment shall be payable by the Licensee for the licenses granted hereunder, it being acknowledged that the making and performance by the Licensee of its covenants herein is full and sufficient consideration for the licenses granted herein.

                 3.2 Royalty. No royalty shall be payable by the Licensee with respect to Licensed Material made, sold or otherwise disposed of after the Effective Date of this Agreement.

                                   ARTICLE IV
                         Representations and Warranties

                 4.1 Licensor's Representations. The Licensor represents and warrants to the Licensee as of the Effective Date that (a) the Licensor is the sole owner of the Licensed Patents, subject to certain non-exclusive licenses that may arise under the Supply Agreements, (b) the Licensor has the right to grant to the Licensee the rights and licenses granted hereunder, (c) no approvals or consents of any governmental entity are necessary with respect to the execution and performance by the Licensor of this Agreement, (d) to the best of the Licensor's knowledge, the manufacture, use and sale of the Licensed Material as practiced commercially by the Licensor on or around the Effective Date of this Agreement and its use in the manufacture of Licensed Devices will not infringe the patents of third parties and no claim of any such infringement has been made by any third party, and (e) the Licensor has provided the Licensee with a complete copy of each of the Supply Agreements, together with any amendments or modifications thereof.

                 4.2 Mutual Representations. The Licensor and the Licensee each represent and warrant to the other as of the Effective Date that it has the full power and authority to enter into this Agreement and carry out the transactions and activities contemplated hereby.

                 4.3 Licensee's Representations. The Licensee represents and warrants that (a) as of the Effective Date there have been no material adverse changes to its financial condition as shown in its financial statements as at December 31, 1995, such financial statements are its most recent financial statements and are the financial statements regularly prepared by the Licensee for reporting to its shareholders, lenders, and others with whom the Licensee conducts financial or commercial dealings, and such financial statements fairly present the financial condition of the Licensee at December 31, 1995, (b) the Licensee has full power and authority to enter into and perform its obligations under this Agreement, and (c) no approvals or consents of any person, firm or governmental entity are necessary with respect to the execution and performance by the Licensee of this Agreement.





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                                   ARTICLE V
                            Records and Inspections

                 5.1 Records. The Licensee shall keep and maintain records showing with respect to each User the quantity of Licensed Material sold, leased or otherwise disposed of by Licensee or any Licensee Affiliate, and all information reasonably necessary to determine the particular Licensed Use and Licensed Device for which such User has indicated it purchased Licensed Material. The Licensee shall have no duty to monitor any User's use of Licensed Material except to make reasonable inquiry and except that Licensee shall not knowingly supply Licensed Material for other than a Licensed Use.


                 5.2      Inspection.

                          (a)     Selection of Inspector.  The Licensor shall,
at its own expense, have the right at any time to designate an inspector, who is reasonably approved by the Licensee without unreasonable delay, to conduct an inspection in accordance with this Section 5.2 The Licensor shall provide the Licensee with reasonable advance notice of an inspection and such inspection shall be conducted only during the Licensee's regular business hours.

                          (b)     Inspection of Records.  The inspector shall
have the right, exercisable by the Licensor no more frequently than once in every fiscal year of the Licensee during the term hereof, to inspect on behalf of the Licensor all records of the Licensee and its Affiliates maintained in accordance with Section 5.1 hereof for the eight most recent calendar quarters prior to the date of the inspection and to make copies of such records as the inspector deems appropriate.

                          (c)     Cooperation.  The Licensee hereby agrees to
cooperate with any inspection conducted by the inspector in accordance with this Article V and to comply with all reasonable requests of the inspector.

                          (d)     Confidentiality.  Prior to the commencement
of any inspection hereunder, the Licensee may require the Licensor to provide it with a written agreement, consistent with the provisions of Articles V and VI hereof and signed by the inspector, under which the inspector agrees to hold in confidence and not to disclose to the Licensor or to any of the directors, officers, employees or agents of the Licensor or of any of its Affiliates, or to any other person or entity, and not to use except for the purpose of the inspection, any confidential information provided to or acquired by the inspector in connection with any such inspection, except that the inspector may prepare a report of the results of the inspections which shall report to the Licensor only as to the identities of the Users, the quantities of Licensed Material sold or otherwise disposed of to such Users, the Licensed Uses of such Users, and the Licensed Devices for which such Users purchased the Licensed Material.





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

                                   ARTICLE VI
                            Confidential Information

                 6.1 Non-Disclosure of Confidential Information. Neither the Licensor nor the Licensee shall disclose to any third party or use except in furtherance of this Agreement any confidential information disclosed by the other party or its Affiliates in connection with the Agreement, except that either party may disclose such confidential information to the extent necessary to comply with an order of a court or a government agency provided that the disclosing party shall use its reasonable best efforts to notify the other party of the disclosing party's intention to make the disclosure, and shall provide the other party with a copy of the court or government agency's order, identify precisely the confidential information the disclosing party intends to disclose, and cooperate with the other party in devising reasonable measures to protect the confidentiality of such information including, but not limited to, obtaining a protective order from the court or government agency that issued the order to disclose. For purposes of this Agreement, confidential information shall include at least any customer list, any Supply Agreements, and any non- patented technology, data, know-how or technical information provided to the Licensee by the Licensor in connection with this Agreement and performance of the transactions and activities contemplated hereby.

                 6.2 Return of Confidential Information. Upon the termination of this Agreement for any reason prior to the expiration of its term, the Licensee shall return to the Licensor all confidential information including, without limitation, any customer list, any Supply Agreements, and any non-patented technology, data, know-how or technical information provided to the Licensee by the Licensor.

                 6.3 Non-Confidential Information. Neither any party nor the inspector shall be under any obligation with respect to information of the other party or, in the case of the inspector, information of the Licensee, which the party receiving the information or the inspector can demonstrate, preferably by reference to documents:

                          (a)     through no act or failure on the part of the
party receiving the information or the inspector, becomes known or available to the public;

                          (b)     is known by the party receiving the
information or by the inspector prior to its receiving such information from the other party; or

                          (c)     is furnished to the party receiving the
information or to the inspector by any person not legally precluded from making disclosure of the information without restriction.





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

                                  ARTICLE VII
                                   Covenants

                 7.1 No Sublicenses. Except as set forth in paragraphs 2.1(a)(i) and (ii) of this Agreement, or as permitted pursuant to the provisions of paragraph 2.1(a)(iii), the Licensee will not sublicense any of its rights hereunder to any person or entity.

                 7.2      Supply Agreements.

                          (a)     Supply.

                                  (i)  The Licensee hereby agrees that it will
perform or cause to be performed by a duly sublicensed Affiliate all of the Licensor's obligations under the Supply Agreements (other than pursuant to Section 7 of the License and Supply Agreement, dated November 30, 1993, between Vascor, Inc. and Licensor (the "Vascor Agreement")) that arise or are to be performed on or after the Effective Date as if such Supply Agreements had been separately entered into with the Licensee. Without limiting the generality of the foregoing sentence, the Licensee or its duly sublicensed Affiliate will supply Licensed Material to the Licensor's Supply Agreement Customers, upon the request of any such Supply Agreement Customer, and will supply the Licensed Material to a requesting Supply Agreement Customer at prices and on terms no less favorable to such Supply Agreement Customer than the terms of the applicable Supply Agreement. Subject to the requirements of Section 7.2(e) below, the Licensee also agrees that it or its duly sublicensed Affiliate will supply the Licensor's Casual Customers in a manner and on terms generally consistent with the Licensor's past practices, which are set forth on Exhibit C hereto.

                                  (ii)  The Licensor hereby agrees that for so
long as the Licensee performs its obligations under this Agreement, including without limitation the Licensee's obligations under paragraph 7.2(a)(i) hereof, the Licensor will not cause any other person to perform, and will not compete with the Licensee for the right to perform, the Licensor's obligations under the Supply Agreements or any of them.

                          (b)     Assignment and Assumption of Supply
Agreements.

                                  (i)      The Licensee hereby agrees that,
upon the Licensor's receipt of consent from a Supply Agreement Customer to the assignment of the Supply Agreement applicable to such Supply Agreement Customer, the Licensee will accept the assignment of, and assume and perform or cause to be performed by a duly sublicensed Affiliate, all of the Licensor's obligations arising under such applicable Supply Agreement (other than pursuant to Section 7 of the Vascor Agreement) on or after the date of such assignment as if such Supply Agreement had been separately entered into with the Licensee.

                                  (ii)     The Licensor hereby agrees that it
will assign to the Licensee each and every Supply Agreement as to which the Licensor receives appropriate consent to such assignment from the relevant Supply Agreement Customer; and the Licensor further agrees that for so long as the Licensee performs its obligations under this Agreement, including without limitation the Licensee's obligations under paragraph 7.2(b)(i) hereof to accept assignment of, and assume and perform, any such Supply Agreement, the Licensor will not assign to any other person, and will not seek consent to assign to any other person, any such Supply Agreement. Nothing herein shall be construed to require the Licensor to seek from any Supply Agreement Customer consent to the assignment of any Supply Agreement, or to prevent or restrict the Licensor from terminating any Supply Agreement in accordance with its terms prior to its assignment to the Licensee.

                          (c)     Performance by Individuals.  Notwithstanding
anything to the contrary herein, the parties hereby acknowledge that the Licensee is without legal power or authority respecting the actions, duties, or services of the Licensor's current or former employees generally or the actions, duties, or services of any particular such employee or former employee; and, accordingly, the Licensee's obligation to perform or to accept assignment of, and assume and perform, all of the Licensor's obligations under the Supply Agreements shall not be construed to require the Licensee to deliver or guarantee performance by any individuals other than performance, during and after their term of employment by the Licensee, by individuals who are at the Effective Date or who become in the future employed by the Licensee or by an Affiliate of the Licensee.

                          (d)     Preparedness.  The Licensee hereby agrees
that it or its Affiliate will be ready, willing and able to supply Licensed Material to the Supply Agreement Customers, or to assume and perform the Licensor's obligations under the terms of any of the Supply Agreements no later than May 15, 1996.

                          (e)     Casual Customer Agreements.  Notwithstanding
the foregoing, neither the Licensee nor any of its Affiliates shall be required to sell or supply Licensed Material to a Casual Customer or other customer or User (except a Supply Agreement Customer) unless such Casual Customer, customer or User agrees to exoneration, limitation of liability, limitation of remedy, insurance, indemnity and quantity provisions substantially similar to those contained in Exhibit D attached hereto. Nothing in this Section 7.2(e) shall be construed to limit Licensee's obligation to supply Licensed Material to Supply Agreement Customers.

                 7.3 Services. The Licensor hereby agrees to make available to Licensee, at the Licensee's request upon reasonable advance notice, the services of Leonard Pinchuk for up to five full working days (which may be consecutive or non-consecutive) during the first three months following the Effective Date of this Agreement for the purpose of assisting the Licensee's preparations for and commencement of manufacturing Licensed Material. Additional days of Mr. Pinchuk's services shall be available in the sole discretion of the Licensor, with Mr. Pinkchuk's consent. Mr. Pinchuk's services will be available only in increments of a full working day and only on normal business days (excluding any federal holiday and any day that is a general holiday for employees of either the Licensee or the Licensor). If the Licensee requests Mr. Pinchuk's services under this Section 7.3, it shall pay to Licensor, in addition to any other moneys that may be due the Licensor under the terms of this Agreement, an amount equal to $2,000 for each day on which Mr. Pinchuk provides services to the Licensee plus the amount of Mr. Pinchuk's reasonable, documented expenses for travel, lodging, and meals incurred in connection with providing such services to the Licensee; provided, however, that the first five days shall be without cost to Licensee except that Licensee shall pay the amount of Mr. Pinchuk's reasonable, documented expenses for travel, lodging, and meals incurred in connection with providing such services to the Licensee.

                 7.4      Regulatory Submissions.

                          (a)     Submissions for Licensed Devices.  If
requested by any Supply Agreement Customer or by any User licensed for a Licensed Use pursuant to paragraph 2.1(a)(ii) hereof, the Licensor will permit such Supply Agreement Customer or User, as the case may be, to reference the Licensor's Device Master File in Food and Drug Administration ("FDA") submissions for Licensed Devices. Such Supply Agreement Customers and Users shall not be supplied with access to the Licensor's Device Master File.

                          (b)     Licensor Data.  The Licensor's Device Master
File shall remain the property of the Licensor and shall remain confidential, proprietary information of the Licensor. The Licensee shall be allowed access to data contained or referenced in the Licensor's Device Master File as of the Effective Date for the purpose of establishing the Licensee's FDA Master File.

                          (c)     Licensee Data.  The Licensee's FDA Master
File shall remain the property of the Licensee and shall remain confidential, proprietary information of the Licensee. However, upon the request of any Supply Agreement Customer, any User, or of the Licensor, the Licensee will permit such Supply Agreement Customer, User, or Licensor to reference all data that may be generated by or for the Licensee and contained in the Licensee's FDA Master File demonstrating the safety of the Licensed Material.


                                  ARTICLE VIII
                              Patent Infringement

                 8.1 Patent Infringement. In the event of infringement of any of the Licensed Patents which occurs in the field of the license granted to the Licensee under this Agreement, the Licensee shall provide notice to the Licensor within thirty days after the Licensee becomes aware of such infringement or of facts suggesting that infringement is occurring. The Licensor shall have the sole right, which it may or may not exercise in its sole discretion, to institute litigation or take any other action in connection with a suspected infringement of the Licensed Patents or otherwise with respect to the Licensed Material. The Licensee shall cooperate with all reasonable requests for assistance with such litigation or other action. The Licensee may not take any legal or other action with respect to any suspected infringement except with the express written consent of the Licensor. Nothing in this
Article VIII shall be construed as preventing or restricting the Licensor from taking any action that it deems, in its sole discretion, to be necessary or appropriate to defend, assert, or protect the Licensed Patents against the actions of any infringer.

                 8.2 Indemnity for Claims of Infringement. The Licensor shall indemnify, defend and hold harmless the Licensee, its Affiliates, its successors and assigns, and their directors, officers, employees, agents and representatives from and against any loss, damage, cost or expense of any kind or nature (including reasonable attorneys' and other professionals' fees and expenses) incurred as a result of or in responding to any demand, claim, action, proceeding or suit that is brought or threatened to be brought against any of them by any third party and that asserts a claim of patent infringement arising from such third party's assertion of the ownership or co-ownership of rights in or to or related to the Licensed Material; provided, however, that the Licensor shall have no obligation to indemnify any person or entity with respect to any demand, claim, action, proceeding or suit that is brought or threatened to be brought by any third party and that asserts a claim of patent infringement to the extent the claim results from any modification of the Licensed Material from the commercial practice of the Licensor on or around the Effective Date of this Agreemnent; and provided, further, that notwithstanding anything to the contrary contained herein, the limit of the Licensor's aggregate liability with respect to all indemnification obligations under this
Section 8.2 shall be an amount equal to $5,000,000.


                                   ARTICLE IX
                           Assignments and Transfers

                 9.1      Transfers Generally.  Except as provided in this
Article IX, the Licensee shall not be permitted to assign or transfer any of its rights, obligations or duties under this Agreement without the express written consent of the Licensor. The Licensor shall be permitted to assign or transfer any or all of its rights, obligations or duties under this Agreement, without any requirement of consent, provided that the net worth of such assignee or transferee is at least as great and its financial condition is at least as sound as the net worth and financial condition of Licensor as of the date hereof.

                 9.2 Exceptions. Notwithstanding anything to the contrary contained herein, the Licensee may assign its rights and obligations under this Agreement to any one or more of its Affiliates, and its or their successors and assigns, provided that the net worth of such assignee is at least as great, and its financial condition is at least as sound, as the net worth and financial condition of the assigning party. In addition, the Licensee (and any permitted assignee) may assign its rights and obligations under this Agreement to any successor by way of merger, consolidation or acquisition of substantially all of such party's assets associated with its Licensed Patents or License Materials business. Upon any permitted assignment, the Licensee's agreement to perform all of its obligations hereunder through the effective date of the assignment shall nevertheless continue until expressly released by the Licensor, which release shall not be unreasonably withheld.

                                   ARTICLE X
                              Term and Termination

                 10.1 Term. The term of this Agreement shall commence on the Effective Date, subject to its subsequent nullification as provided in
Section 1.5 of this Agreement, and unless sooner terminated as herein provided, shall end on the date on which the last to expire of the Licensed Patents covering the Licensed Material expires.

                 10.2 Termination. This Agreement may be terminated prior to the expiration of its term (a) if mutually agreed by the parties in writing, or (b) in the event of the breach of this Agreement by either party, at the option of the non-breaching party; provided that the non-breaching party has provided written notice to the breaching party of the breach and the non-breaching party's intention to terminate the Agreement, and the breaching party has failed to cure its breach within ninety days following the date such notice was sent to the breaching party.

                 10.3 Disposition of Licensed Patents. In the event that this Agreement is terminated prior to the expiration of its term pursuant to the provisions of Section 10.2, all rights in and to the license granted hereunder shall immediately revert to and become the property of the Licensor, and the Licensee shall be obligated to return all confidential information of Licensor as provided in Section 6.2 hereof.

                 10.4 Survival. Any provision of this Agreement with respect to the subject matter described in this Article X shall continue in effect after the expiration of the term of, or termination of, this Agreement to the extent necessary to permit the complete fulfillment or discharge of any obligation that so continues:

                          (a)     Any Licensee obligation to maintain records
that relate to any period ending on or before the expiration or termination of this Agreement, and any right of the Licensor to conduct any inspection with respect thereto;

                          (b)     The Licensor's right to receive or recover,
and the Licensee's obligation to pay, any amounts due the Licensor under
Section 7.3 of this Agreement which had accrued and were earned at any time on or prior to its expiration or termination;

                          (c)     Any agreement, including the provisions of
Article VI of this Agreement, in effect at the time of such expiration or termination with respect to confidential information of any party to this Agreement;

                          (d)     Any cause of action or claim or remedy of the
Licensor or the Licensee arising from any breach of or failure to perform any obligation under this Agreement that occurred on or prior to the date of termination;

                          (e)     The representations and warranties of any
party that are contained in Article IV of this Agreement; and

                          (f)     Any right, duty or obligation of either party
hereto which is expressly stated elsewhere in this Agreement to survive the expiration or termination hereof.

                 10.5 Sales after Termination. Upon termination or expiration of this Agreement for any reason, the Licensee shall have the right to sell or otherwise dispose of any stock of Licensed Material which it or any of its Affiliates has in its possession or for which it has acquired constituent materials that cannot be returned without costs exceeding, in the aggregate $5,000.00.

                 10.6 Termination Payment. In the event that this Agreement becomes null and void as provided in Section 1.5 of this Agreement, the Licensor immediately shall reimburse to the Licensee the amount of the Licensee's reasonable, documented expenses (including without limitation reasonable attorneys' fees and expenses) actually and directly incurred in connection with the negotiation and execution of this Agreement; provided, however, that the amount of such expenses to be reimbursed by the Licensor shall not exceed, in the aggregate, the sum of $25,000.


                                   ARTICLE XI
                                 Miscellaneous

                 11.1 Notice. Any notice given pursuant to this Agreement shall be in writing and, except as otherwise expressly provided herein, shall be deemed to have been duly delivered when it actually is delivered in person or by facsimile transmission; seven days after it is mailed by certified or registered mail, postage and mailing expense prepaid; and one day after it is sent by overnight express mail or by overnight courier service (such as FedEx or DHL), postage or shipping expense prepaid and designated for next-day delivery; and, if given or rendered to

Licensee, addressed to:

                                  The Polymer Technology Group, Inc.
                                  4561-A Horton Street
                                  Emeryville, CA  94608
                                  Attention: Chief Operating Officer

or if given or rendered to Licensor, addressed to:

                                  Corvita Corporation
                                  8210 N.W. 27th Street
                                  Miami, Florida 33122
                                  Attention:  Chief Operating Officer

Either party may specify a different address by notice in writing in accordance with this Section 11.1.

                 11.2 Entire Agreement; Amendment. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and has priority over any and all agreements, documents, verbal consents or understandings previously made between the parties with respect to the subject matter hereof. None of the terms of this Agreement shall be amended or modified except as set forth in a writing signed by both the Licensor and the Licensee.

                 11.3 Waiver. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach thereof. No failure by a party to take action against default or breach of this Agreement shall constitute a waiver of such party's right to enforce any provision of this Agreement or to take action against such default or breach or against any subsequent default or breach.
All rights, remedies, undertaking, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of any party.

                 11.4 Severability. If, and solely to the extent that, any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement invalid or unenforceable, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or of any of its other provisions.

                 11.5 No Agency. Nothing in this Agreement shall be deemed to appoint or authorize the Licensee to act as an agent of the Licensor or to assume or incur any liability or obligation in the name of or on behalf of the Licensor.

                 11.6 Disclaimer. LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE LICENSED MATERIAL, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE USE OF THE LICENSED MATERIAL IN IMPLANTABLE DEVICES OR IN ANY OTHER MEDICAL APPLICATIONS. IN NO EVENT SHALL LICENSOR BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS.

                 11.7 Headings. Headings in this Agreement are included for ease of reference only and shall have no effect on the meaning or interpretation of this Agreement.

                 11.8 Singular/Plural. Whenever in the context it appears appropriate, each term stated either in the singular or the plural shall include both the singular and the plural.

                 11.9 Applicable Law/ Jurisdiction. All disputes arising out of the validity, interpretation or application of this Agreement shall be submitted to the courts of competent jurisdiction sitting in the County and State of New York. This Agreement shall be interpreted and construed in accordance with the law of New York, without reference to its conflicts of laws provisions.

                 11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 11.11 No Third-Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person, firm, institution or other entity shall have any right or claim against any party to this Agreement by reason of such provisions or shall be entitled to enforce any such provision against any party.

                 11.12 Retained Rights. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits, or in any way restricts, the Licensor's rights to (i) license the Licensed Patents and Licensed Know-how to any other party, or (ii) grant access or right of reference to the data contained in the Licensor's Device Master File for any purpose; provided, however, that the Licensor shall not, for 24 months after the Effective Date, license the Licensed Patents or Licensed Know-How to the persons listed on Exhibit E hereto.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    LICENSOR
                                    Corvita Corporation

                                    By: /s/ Karen C. Vinjamuri
                                       ----------------------------------------
                                    Title: Vice President, Business Development


                                    LICENSEE
                                    The Polymer Technology Group, Inc.


                                    By: /s/ James M. Smith
                                        ----------------------------
                                    Title: Executive Vice President,
                                           Chief Operating Officer

                                   EXHIBIT A
                                Licensed Patents


U.S. Patent No. 5,133,742, L. Pinchuk, "Crack-Resistant Polycarbonate Urethane
                           Polymer Prostheses and the Like," July 28, 1992
U.S. Patent No. 5,229,431, L. Pinchuk, "Crack-Resistant Polycarbonate Urethane
                           Prostheses and the Like," July 20, 1993
U.S. Patent No. 4,810,749, L. Pinchuk, "Polyurethanes," March 7, 1989

All pending and issued reissues, re-examinations, divisions, continuations, continuations-in-part, renewals, extensions and additions thereto, and all foreign counterparts and applications for foreign counterparts of the foregoing.

                                   EXHIBIT B
                               Supply Agreements



1. Supply Agreement, dated August 18, 1995, between Ventritex and Corvita Corporation.

2. Supply Agreement, dated October 11, 1994, between Intermedics, Inc. and Corvita Corporation.

3. Supply Agreement, dated February 22, 1994, between Siemens Pacesetter, Inc. and Corvita Corporation.

4. License and Supply Agreement, dated November 30, 1993, between Corvita Corporation and Vascor, Inc.

5. Supply Agreement, dated July 27, 1993, between Medtronic, Inc. and Corvita Corporation.

6. Memorandum of Agreement, dated as of June 1, 1991, between Acuson Corporation and Corvita Corporation, as amended March 4, 1996.

                                   EXHIBIT C
                   Licensor's Past Practices With Respect to
              Supply of the Licensed Material to Casual Customers


                         CORVITA CORPORATION MEMORANDUM

DATE:  18 MARCH 1996

TO:  KCV

FROM:  JNW

SUBJECT:  RESPONSE TO YOUR INQUIRY ON CASUAL CUSTOMER REQUEST


______________________________________________________________________________


For customers requesting CorethaneR pellets or tubing, or other Corvita specialty products, without an approved supply agreement in force, we have adopted the following price guidelines.


            ITEM                     UNIT SOLD                  MINIMUM QTY                 UNIT COST
            ----                     ---------                  -----------                 ---------

          pellets*                     pound                        one                      $ 50.00
           tubing*                      foot                     $2000.00                    $ 12.00
         CorehesiveR                   pound                        one                      $100.00
          CoremerR                     pound                        one                      $145.00

* - any grade

In addition, some customers request FDA access to our DMF which we grant, via written authorization, following execution of an approved Supply Agreement. In general, we do not provide access to our DMF to any customers prior to completion of said Supply Agreement.

I hope this satisfies your requirements. Should you need any additional information please do not hesitate to call either Londa or me.

Regards,

/s/ JNW

cc:  LSC

                                   EXHIBIT D
                     Form of Agreement for Casual Customers



                 Pursuant to Section 7.2(e) hereof, the Licensee may require Casual Customers, other customers (except Supply Agreement Customers) and Users to:

                 1. Agree to warranty disclaimers and limitations on liability similar to those set forth in Section 11.6 of this Agreement.

                 2. Maintain and provide evidence of insurance covering the customer and the Licensee, for liability, including products liability, with coverage and limits reasonably acceptable to Licensor.

                 3. Agree to indemnify Licensor for any cost, expense, loss or liability resulting from bodily injury or death resulting from any product made from the Licensed Material.

                 4. Agree to reasonable provisions regarding allocation of supply among customers in the case of demand exceeding Licensor's capacity.

                                   EXHIBIT E
                      Persons Referred to in Section 11.12



                 Pursuant to the provisions of Section 11.12, in the event that Norman R. Weldon, Karen C. Vinjamuri, or Leonard Pinchuk ceases to be an employee of the Licensor or of an Affiliate of the Licensor within 24 months after the Effective Date (any of such individuals in such event being referred to for the purposes of this Exhibit E as a "Former Key Employee"), the Licensor shall not license such Former Key Employee, or any Affiliate of such Former Key Employee.





                                     - 21 -